Exhibit 4.2

FORM OF FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of             , 2014 (this “Supplemental Indenture”) between ORIX Corporation (the “Issuer”), a joint stock company (kabushiki kaisha) formed under the laws of Japan, and Law Debenture Trust Company of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are party to that certain Senior Indenture, dated as of April 27, 2010, as amended, restated, supplemented or otherwise modified through the date hereof (the “Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”); and

WHEREAS, the Issuer desires to supplement and amend the Indenture as set forth below pursuant to Section 7.01(d) thereof;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Securities as follows:

Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2. Amendment to the Indenture.

a)	With respect to any Securities authenticated and delivered pursuant to the Indenture on or after the date hereof, Section 4.01(c) of the Indenture is hereby amended by deleting the reference to “$50,000,000” and replacing it to refer to “$75,000,000”.

b)	Section 10.04 of the Indenture is hereby amended by deleting the following address and facsimile number of the Issuer:

“Mita NN Building

4-1-23, Shiba

Minato-ku

Tokyo 108-0014” and

“Fax: +81-3-5419-5905”;

and replacing them with the following:

“World Trade Center Building

2-4-1 Hamamatsu-cho, Minato-ku

Tokyo 105-6135, Japan” and

“Fax: +81-3-3435-3015”.

Section 3. Reference to and Effect on the Indenture. Upon the effectiveness of this Supplemental Indenture, on and after the date hereof, each reference in the Indenture to “this Indenture,” “herein,” “hereof,” “hereunder” or other words of like import shall refer to the Indenture as amended hereby. Except as specifically amended above, the Indenture shall remain in full force and effect and is ratified and confirmed in all respects.

Section 4. New York Law to Govern. This Supplemental Indenture shall be governed by, and for all purposes shall be construed in accordance with, the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.

Section 5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7. Binding Effect. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ORIX CORPORATION

By:
Name:
Title:

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:
Name:
Title: